Exhibit 10.4

Agreement No: UMMS02-01-30

EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective as of January 30, 2014 (the “Effective Date”), is between the University of Massachusetts (“University”), a public institution of higher education of the Commonwealth of Massachusetts as represented by and on behalf of its Medical School (Worcester campus), and Voyager Therapeutics, Inc. (“Company”), a Delaware corporation.

RECITALS

WHEREAS, University owns the patents and patent applications listed in Exhibit A;

WHEREAS, Company is engaged in business relating to the development and commercialization of products that use or incorporate University’s intellectual property rights and has the capability of developing commercial applications of the intellectual property;

WHEREAS, Company desires to obtain an exclusive license to University’s intellectual property rights, and University is willing to grant an exclusive license to its intellectual property rights under the following conditions so that these intellectual property rights may be developed to their fullest and the benefits enjoyed by the general public; and

WHEREAS, the license that is granted in this Agreement promotes the development of publicly funded intellectual property to practical application for the public good.

THEREFORE, University and Company agree as follows:

1.                                      Definitions.

1.1                               “Affiliate” means an entity that controls, is controlled by, or is under common control with a party to this Agreement.  The term “control” as used in the preceding sentence means possession of the power to direct or call for the direction of the management and policies of an entity, whether through ownership of a majority of the outstanding voting securities, by contract, or otherwise.

1.2                               “Commercial Sale” means, with respect to each Licensed Product in each country, the bona fide commercial sale by Company, its Affiliates or Sublicensees of such Licensed Product to a third party following regulatory approval in such country.

1.3                               “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement that is specifically designated as confidential, as further described in Article 7.  Notwithstanding the foregoing and without limitation, Company’s Confidential Information shall include (a) the terms and copies of Sublicense Agreements provided to University under Section 2.2, (b) the reports delivered to University under Section 5.2, and (c) any and all information contained in the records of Company and its Affiliates and Sublicensees under Section 5.5.

1.4                               “Field” means the treatment of human diseases using gene therapy applications.  Any commercial sale of research reagents covered by the Patent Rights is specifically excluded from the Field.

1.5                               “Licensed Product” means any product that, absent the license granted hereunder, cannot be developed, manufactured, used, or sold without infringing one or more Valid Claims.

1.6                               [Reserved]

1.7                               “Net Sales” means the gross amount billed or invoiced on sales of Licensed Products by Company, its Affiliates and Sublicensees, less the following:  (a) customary trade, quantity, or cash discounts to non-affiliated brokers or agents to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Company; and (d) outbound transportation costs prepaid or allowed and costs of insurance in transit.

In any transfers of Licensed Products between any of Company and Affiliates and Sublicensees, Net Sales are calculated based on the final sale of the Licensed Product to an independent third party.  If Company or an Affiliate or Sublicensee receives non-monetary consideration for any Licensed Products, Net Sales are calculated based on the fair market value of that consideration.  If Company or its Affiliates or Sublicensees uses or disposes of a Licensed Product in the provision of a commercial service, the Licensed Product is sold and the Net Sales are calculated based on the sales price of the Licensed Product to an independent third party during the same Royalty Period or, in the absence of sales, on the fair market value of the Licensed Product as determined by the parties in good faith.

1.8                               “Patent Rights” means the United States patents and patent applications listed in Exhibit A, patent applications covering invention disclosures listed in Exhibit A, and any divisional, continuation, or continuation-in-part of those patent applications to the extent the claims are directed to subject matter specifically described therein as well as any patents issued on these patent applications and any reissues or reexaminations or extensions of the patents, and any foreign counterparts to any of the foregoing.  For clarity, the Patent Rights include the Zamore Design Rules Patent Rights.

1.9                               “Royalty Period” means the partial calendar quarter commencing on the date on which the first Licensed Product is sold or used and ending on the last day of such calendar quarter, and every complete or partial calendar quarter thereafter during which either (a) this Agreement remains in effect or (b) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.5.

1.10                        “Sublicense Agreement” means any agreement in which Company grants rights to the Patent Rights pursuant to Section 2.2.  For the avoidance of doubt, an option agreement to obtain a Sublicense Agreement shall be a Sublicense Agreement for the purpose of this Agreement.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

1.11                        “Sublicense Income” means any payments or other value that Company receives from a Sublicensee in consideration of the sublicense of the rights granted Company under Section 2.1., including without limitation, option fees and payments, license fees, equity, milestone payments, and license maintenance fees, but excluding the following payments:  (a) [***], (b) [***], (c) [***], (d) [***], and e) [***].

1.12                        “Sublicensee” means any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.

1.13                        “Valid Claim” means (a) a claim of an issued and unexpired patent covering the Patent Rights which has not been permanently revoked or held unenforceable or invalid by an unappealable or unappealed decision of a court or government agency of competent jurisdiction or (b) a claim of a pending patent application within the Patent Rights that has been pending for less than [***] and has not been abandoned or finally disallowed without the possibility of appeal or refiling.

1.14                        “Zamore Design Rules Patent Rights” means the United States patents and patent applications listed in Exhibit A under the heading “Zamore Design Rules”, patent applications covering invention disclosures listed in Exhibit A under the heading “Zamore Design Rules”, and any divisional, continuation, or continuation-in-part of those patent applications to the extent the claims are directed to subject matter specifically described therein as well as any patents issued on these patent applications and any reissues or reexaminations or extensions of the patents, and any foreign counterparts to any of the foregoing.

2.                                      Grant of Rights

2.1                               License Grant.  University grants to Company an exclusive, worldwide, royalty-bearing license in the Patent Rights to make, have made, use, offer for sale, sell, have sold and import Licensed Products in the Field.

2.2                               Sublicenses.  Company may grant sublicenses of its rights under Section 2.1.  All Sublicense Agreements executed by Company pursuant to this Section 2.2 shall contain terms that are consistent with the obligations of Company and Sublicensees under this Agreement.  [***].

2.3                               Retained Rights.

(a)                                 University.  University retains the right to use the Patent Rights for academic research, teaching, and, solely with Company’s prior written consent, non-commercial patient care, without payment of compensation to Company.  University may license its retained rights under this Subsection 2.3(a), other than its right to use the Patent Rights for non-commercial patient care, to research collaborators of University faculty members, post-doctoral fellows, and students.

(b)                                 Federal Government.  If the federal government has funded any invention claimed in the Patent Rights, this Agreement and the grant of any rights in Patent Rights are subject to the federal law set forth in 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.  Company acknowledges that

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferrable license to practice any government-funded invention claimed in the Patent Rights.  If any term of this Agreement fails to conform to those laws and regulations, the relevant term is invalid, and the parties shall modify the term pursuant to Section 10.11.

3.                                      Company Obligations Relating to Commercialization.

3.1                               Diligence Requirements.  Company shall use commercially reasonable efforts or cause its Affiliates and Sublicensees to use commercially reasonable efforts to develop Licensed Products and to introduce Licensed Products into the commercial market.  Thereafter, Company or its Affiliates or Sublicensees shall make Licensed Products reasonably available to the public (subject to Company’s right to cease marketing Licensed Products, as further described in Section 8.2).  Specifically, Company shall fulfill the following obligations:

(a)                                 Development of Licensed Products.

(i)                                     Within [***], Company shall furnish University with a written research and development plan under which Company intends as of the Effective Date to develop Licensed Products.

(ii)                                  Within [***], beginning on January 1, 2015 Company shall furnish University with a written report on progress during the prior year to develop and commercialize Licensed Products, including without limitation research and development, efforts to obtain regulatory approval, marketing, and sales figures.  The Company shall also include in the report a discussion of its intended development and commercialization efforts and sales projections for the current year.

(iii)                               Within [***] after the Effective Date, Company, its Affiliate or Sublicensee shall [***].

(iv)                              Within ten (10) years after the Effective Date, Company, its Affiliate or Sublicensee shall [***].

3.2                               If University determines that Company has not fulfilled its obligations under Subsection 3.1(a), University shall furnish Company with written notice of the determination.  Within sixty (60) days after receipt of the notice, Company shall either (a) fulfill the relevant obligation or (b) negotiate with University a mutually acceptable schedule of revised diligence obligations.

3.3                               Indemnification.

(a)                                 Indemnity.  Company shall indemnify, defend, and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any third party claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether the action has any factual basis)

concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement.  However, indemnification does not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligence or intentional misconduct of the Indemnitees, or University’s breach of this Agreement, or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.

(b)                                 Procedures.  The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement.  Company agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any claim.  The Indemnitees shall cooperate fully with Company in the defense and will permit Company to conduct and control the defense and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement).  However, any Indemnitee may retain its own counsel, at the expense of Company, if representation of the Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential conflicts in the interests of the Indemnitee and any other party represented by that counsel.  Company agrees to keep University informed of the progress in the defense and disposition of the claim and to consult with University regarding any proposed settlement.

(c)                                  Insurance.  Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence.  Company shall provide University with written evidence of insurance or self-insurance upon request.  Company shall continue to maintain the insurance or self-insurance after the expiration or termination of this Agreement while Company, its Affiliate or Sublicensee continues to make, use, or sell a Licensed Product and thereafter for five (5) years.

3.4                               Use of University Name.  In accordance with Section 7.2., Company and its Affiliates and Sublicensees may not use the name “University of Massachusetts” or any variation of that name in connection with the marketing or sale of any Licensed Products.

3.5                               Marking of Licensed Products.  To the extent commercially feasible and consistent with prevailing business practices, Company shall mark and shall cause its Affiliates and Sublicensees to mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to a Licensed Product.

3.6                               Compliance with Law.  Company shall comply with, and shall ensure that its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products.  Company expressly agrees to comply with the following:

(a)                                 Company or its Affiliates or Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar foreign governmental authorities in which Company or Affiliate or Sublicensee intends to make, use, or sell Licensed Products.

(b)                                 Company and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries and foreign nationals.  Company hereby gives written assurance that it will comply with and will cause its Affiliates and Sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of those laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold University harmless (in accordance with Section 3.3.) for the consequences of any violation.

(c)                                  If any invention claimed in the Patent Rights has been funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories.  Current law provides that if domestic manufacture is not commercially feasible under the circumstances, University may seek a waiver of this requirement from the relevant federal agency on behalf of Company.  University agrees to cooperate with Company in connection with attempting to secure any such waiver.

4.                                      Consideration for Grant of Rights.

4.1                               License Fee.  In partial consideration of the rights granted Company under this Agreement, Company shall pay to University within five (5) days of the Effective Date a license fee of Two Hundred Thousand Dollars ($200,000).  This license fee payment is nonrefundable and is not creditable against any other payments due to University under this Agreement.

4.2                               [Reserved].

4.3                               License Maintenance Fee.  Within sixty (60) days of the beginning of each calendar year during the term of this Agreement, commencing on January 1, 2015, Company shall pay to University Thirty Thousand Dollars ($30,000).  Company may credit this payment against royalties owed under Sections 4.5 or 4.6 in the year they are paid.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

4.4                               Milestone Payments.  Company shall pay University the following milestone payments (each a “Milestone Payment”) within thirty (30) days after the occurrence of each applicable milestone event per Licensed Product for the [***], whether achieved by Company, an Affiliate or Sublicensee thereof:

Initiation of a Phase II clinical trial	$	[***	]
Initiation of a Phase III / pivotal trial	$	[***	]
U.S. approval of a Licensed Product	$	[***	]
E.U. or Japan approval of a Licensed Product	$	[***	]

Each Milestone Payment is payable only once per Licensed Product.  These milestone payments are nonrefundable and are not creditable against any other payments due to University under this Agreement.  For each Licensed Product, Company shall make all milestone payments, even if an earlier milestone event has not occurred.  For example, if Company proceeds from Phase I clinical trial directly to Phase III, the milestone payments for both Phase II and III are due upon achievement of the Phase III milestone event.  Also, as further example, if Company uses a Phase II clinical trial as a registration trial and proceeds directly to NDA submission without performing a Phase III trial, then upon approval of the NDA by the FDA, both the Phase III and U.S. approval milestone payments are due.

4.5                               Royalties.  The Parties acknowledge that University’s standard licensing practice aims for the development of a Licensed Product in accordance with specific time frames (such as those enumerated in Section 3.1(a)) in part by providing for immediate termination of a license agreement under certain circumstances.  In lieu of such a provision in this Agreement, the Parties agree in part to the payment of royalties as specified below during the Royalty Term, which for the purposes of this Agreement, shall mean, on a Licensed Product-by-Licensed Product basis, the period commencing on the date of First Commercial Sale of such Licensed Product after Approval and ending on the date that is the later of (i) [***] after the First Commercial Sale of such Licensed Product after Approval; or (ii) such time as there are no Valid Claims covering such Licensed Product (the “Royalty Term”).

(a)                                 Base Royalty Rate.  Subject to Subsection 4.5 (b) below, during the Royalty Term, Company shall pay to University a royalty of [***] of Net Sales occurring during the Royalty Term in those countries in which the sale would infringe one or more Valid Claims, absent the license granted hereunder.

(b)                                 Royalty Step Down in the Absence of Valid Claims.  In the event a Licensed Product is not covered by a Valid Claim, then Company shall pay University a royalty of [***] (in lieu of, and not in addition to, the [***] specified in Section 4.5(a) above) of Net Sales occurring during the Royalty Term in those countries in which the sale would have infringed one or more previously-existing Valid Claims, absent the license granted hereunder.

4.6                               Minimum Royalty.  Within sixty (60) days after the beginning of each calendar year during the Royalty Period, Company shall pay to University a minimum royalty according to the following schedule.

a)                                     Year 1, 2, 3 & 4 $[***]

b)                                     Year 5-expiration $[***]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

The minimum annual royalty is nonrefundable, but Company may credit the minimum royalty paid under this Section 4.6 against actual royalties due and payable for the same calendar year.  Waiver of any minimum royalty payment by University is not a waiver of any subsequent minimum royalty payment.  If Company fails to make any minimum royalty payment within the sixty-day period, that failure is a material breach of its obligations under this Agreement, and University may terminate this Agreement in accordance with and subject to the cure period set forth in Section 8.3.

4.7                               Sublicense Income.  Company shall pay University the following percentages of all Sublicense Income:

(a)                                 [***]% for Sublicense Agreements that are executed by Company on or before the first anniversary of the Effective Date;

(b)                                 [***]% for Sublicense Agreements that are executed by Company on or before the fourth anniversary, but after the first anniversary, of the Effective Date; and

(c)                                  [***]% for Sublicense Agreements that are executed by Company after the fourth anniversary of the Effective Date.

For the avoidance of doubt, the above percentages shall be computed separately for options to sublicense and for the actual agreements entered into upon exercise of the options; for example, if an option is entered into prior to first anniversary of the Effective Date, payments for that option shall be computed under Subsection 4.7 (a), but if that option is exercised after the fourth anniversary of the Effective Date, payments under the resulting agreement shall be computed under Subsection 4.7 (c).

If, under the sublicense agreement with a particular Sublicensee, Company also grants to such Sublicensee license or sublicense rights under intellectual property owned or controlled by Company that is not Patent Rights (the “Other IP”), then the Sublicense Income received from such Sublicensee, for the purpose of determining the payment owed to University under this Section 4.7, shall be adjusted downward by a commercially reasonable factor, determined by the Company and University in good faith, equal to the relative value of the Patent Rights sublicensed to such Sublicensee compared to the total value of all the intellectual property licensed by Company to such Sublicensee in the applicable sublicense agreement (i.e., such Patent Rights and all the Other IP), to achieve an appropriate allocation, out of the total consideration received, to exclude the consideration paid to Company by such Sublicensee for such Other IP (to the extent such consideration is included in the Sublicense Income).

4.8                               Third-Party Royalties.  As long as Company remains the exclusive licensee of the Patent Rights in any portion of the Field, if Company is legally required to make royalty payments to one or more third parties in order to practice the Patent Rights granted under this Agreement in the portion of the Field for which the license is exclusive, including to obtain a license in the absence of which Company could not legally make, import, use, offer for sale, sell or import any Licensed Product, Company may offset up to fifty percent (50%) of third-party payments against royalty payments that are due to University in the same Royalty Period.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

However, the royalty payments under Section 4.5. may never be reduced by more than fifty percent (50%) in any Royalty Period, i.e., never less than [***].

4.9                               No Multiple Royalties.  If the manufacture, use, or sale of any Licensed Product is covered by more than one of the Patent Rights, multiple royalties shall not be due.

5.                                      Royalty Reports; Payments; Records.

5.1                               First Sale.  Company shall report to University the date of first Commercial Sale of each Licensed Product within thirty (30) days after occurrence in each country.

5.2                               Reports and Payments.

(a)                                 Within sixty (60) days after the conclusion of each Royalty Period, Company shall deliver to University a report containing the following information:

(i)                                     the number of Licensed Products sold to independent third parties in each country and the number of Licensed Products used by Company, its Affiliates and Sublicensees in the provision of services in each country;

(ii)                                  the gross sales price for each Licensed Product by Company, its Affiliates and Sublicensees during the applicable Royalty Period in each country;

(iii)                               calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;

(iv)                              total royalty payable on Net Sales in United States dollars, together with the exchange rates used for conversion; and

(v)                                 Sublicense Income received by Company for the applicable Royalty Period from each Sublicensee, and the calculation of amounts due to University with respect thereto.

(b)                                 Concurrent with this report, Company shall remit to University any payment due for the applicable Royalty Period.  If no royalties are due to University for any Royalty Period, the report shall so state.

5.3                               Payments in United States Dollars.  Company shall make all payments in United States dollars.  Company shall convert foreign currency to United States dollars at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period.  Company may not deduct exchange, collection, or other charges.

5.4                               Payments in Other Currencies.  If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give University prompt written notice of the restriction within the sixty-day payment deadline described in Section 5.2.  Company shall pay any amounts due University through whatever lawful methods University

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

reasonably designates.  However, if University fails to designate a payment method within thirty (30) days after University is notified of the restriction, Company may deposit payment in local currency to the credit of University in a recognized banking institution selected by Company and identified by written notice to University, and that deposit fulfills all obligations of Company to University with respect to that payment.

5.5                               Records.  Company shall maintain and shall cause its Affiliates and Sublicensees to maintain complete and accurate records of Licensed Products that are made, used, or sold under this Agreement and any amounts payable to University in relation to Licensed Products with sufficient information to permit University to confirm the accuracy of any reports delivered to University under Section 5.2.  The relevant party shall retain records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time University may, at its expense, cause its internal accountants or an independent, certified public accountant to inspect records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.  The accountant may not disclose to University any information other than information relating to accuracy of reports and payments delivered under this Agreement.  The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit.  If any audit performed under this Section 5.5 reveals an underpayment in excess of ten percent (10%) in any Royalty Period, Company shall bear the full cost of the audit.  University may exercise its rights under this Section 5.5 only once every year and only with reasonable prior notice to Company.

5.6                               Late Payments.  Any payments by Company that are not paid on or before the date payments are due under this Agreement bear interest at [***], calculated on the number of days that payment is delinquent.

5.7                               Method of Payment.  All payments under this Agreement should be made to the “University of Massachusetts” and sent to the address identified below.  Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

5.8                               Withholding and Similar Taxes.  Royalty payments and other payments due to University under this Agreement may not be reduced by reason of any withholding or similar taxes applicable to payments to University.  Therefore all amounts owed to University under this Agreement are net amounts and shall be grossed-up to account for any withholding taxes, value-added taxes or other taxes, levies or charges.

6.                                      Patents and Infringement.

6.1                               Responsibility for Patent Rights.

(a)                                 University has primary responsibility at the expense of Company for the preparation, filing, prosecution, and maintenance of all Patent Rights, using patent counsel reasonably acceptable to Company.  University shall consult with Company as to the preparation, filing, prosecution, and maintenance of all Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(in any event, at least forty-five (45) days in advance of such deadline or due date for such action) and shall furnish Company with copies of relevant documents reasonably in advance of consultation.  University shall consider in good faith any comments of Company on any patent filings for the Patent Rights with application to the Field.  Company shall have the right, at its expense, to propose relevant divisional, continuation, and CIP applications with input from University.  University will accept all reasonable comments from Company in connection with the preparation, filing, prosecution and maintenance of the Patent Rights with application to the Field.

(b)                                 If University desires to abandon any patent or patent application within the Patent Rights, University shall provide Company with reasonable prior notice of the intended abandonment, and Company may, at its expense, prepare, file, prosecute, and maintain the relevant Patent Rights.

6.2                               Cooperation.  Each party shall provide reasonable cooperation in the preparation, filing, prosecution, and maintenance of all Patent Rights.  Cooperation includes, without limitation, promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of Patent Rights (such as, becoming aware of an additional inventor who is not listed as an inventor in a patent application).

6.3                               Payment of Expenses.

(a)                                 In partial consideration of the rights granted under this Agreement, Company shall reimburse University for all previously unreimbursed expenses incurred as of the Effective Date in connection with obtaining the Patent Rights.  As of the Effective Date, the total unreimbursed patent expenses for which Company is responsible are $[***].  Within thirty (30) days after University invoices Company, Company shall reimburse University for that portion of the previously unreimbursed patent expenses due.  University shall invoice Company according to the following schedule:

•                  [***]% of the total unreimbursed patent expenses within five (5) days of the Effective Date.

•                  [***]% of the total unreimbursed patent expenses on the first anniversary of the Effective Date.

•                  [***]% of the total unreimbursed patent expenses on the second anniversary of the Effective Date.

Upon the Effective Date, the reimbursement obligation under this Section 6.3(a) is hereby accrued as a liability of the Company which survives any termination or expiration of this Agreement.  As of the Effective Date, Company shall be responsible for all future expenses related to the Patent Rights, except as otherwise set forth herein.  In the case of the Zamore Design Rules Patent Rights, Company will be responsible for [***]% of the future patent expenses.  In the case of University’s docket UMMS 02-01 as set forth on Exhibit A, Company will be responsible for [***]% of the patent costs.

Except for the Zamore Design Rules Patent Rights, if University licenses any Patent Rights outside the Field to a third party, the future related patent expenses for such Patent Rights will be split equally between Company and the third party.  For clarity, if University licenses

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

rights under University’s docket UMMS 02-01 outside the Field to a third party, Company will thereafter be responsible for [***]% of the future patent expenses related thereto.

(b)                                 If University determines to enter into a third party license agreement (“Third Party License”) pertaining to any of the Patent Rights (“ROFN Patent Rights”) in any field other than the Field (“ROFN Field”) after Company has reimbursed University for [***]% or more of the unreimbursed expenses as set forth in Section 6.3(a) above), then University will provide written notice to Company of such determination.  Company will have an exclusive right of first negotiation (“ROFN”), exercisable by written notice to University, at any time within thirty (30) days following receipt of University’s notice, to obtain an exclusive license for the ROFN Patent Rights in the ROFN Field, on terms to be negotiated in good faith by the Parties for up to ninety (90) days following exercise of such ROFN.  If Company does not exercise such ROFN within such thirty (30) day period, or if the Parties cannot agree on mutually acceptable terms during such ninety (90) day period, then University may enter into a Third Party License for such ROFN Patent Rights in the ROFN Field with a third party, only on terms more favorable to University than those terms last offered by Company, within six (6) months following the expiration of such ninety (90) day period (and University covenants and agrees that it shall not enter into any such Third Party License on terms less favorable to University than those terms last offered by Company).  In the event that University shall not have commenced bona fide negotiations to enter into a Third Party License in accordance with this Section 6.3(b) within such six (6) month period, or in the event that University shall not have entered into a Third Party License in accordance with this Section 6.3(b) within twelve (12) months following the expiration of such ninety (90) period, University shall be required to again comply with the provisions of this Section 6.3(b) with respect to any proposed Third Party License for such ROFN Patent Rights in such ROFN Field.

(c)                                  Within thirty (30) days after University invoices Company, Company shall reimburse University for all applicable patent-related expenses that have not been paid under Subsection 6.3(a) and that are incurred by University pursuant to Section 6.1.  Company may elect, upon sixty (60) days’ written notice to University, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries.  If Company elects to cease payment of any patent expenses, Company loses all rights under this Agreement with respect to the particular Patent Rights in those one or more countries.

6.4                               Infringement.

(a)                                 Notification of Infringement.  Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

6.5                               Company Right to Prosecute.  As long as Company remains the exclusive licensee of the Patent Rights in the Field, Company may, under its own control and at its own expense, prosecute any third party infringement of the Patent Rights in the Field or, together with licensees of the Patent Rights in other fields (if any), defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or infringement of the Patent Rights.  Prior to commencing any action, Company shall consult with University and shall consider the views of University regarding the advisability of the proposed action and its effect on the public interest.  Company may not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection 6.4(b) without the prior written consent of University, which consent may not be unreasonably withheld or delayed.  Any recovery obtained in an action under this Subsection 6.4(b) shall be distributed as follows:  (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty payments withheld from University as described below); (ii) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court applied), less a reasonable approximation of the royalties that Company would have paid to University if Company had sold the infringing products and services rather than the infringer; and (iii) as to special or punitive damages, the parties shall share equally in any award.

(a)                                 University as Indispensable Party.  University shall permit any action under Subsection 6.4(b) to be brought in its name if required by law, provided that Company shall hold University harmless from, and if necessary indemnify University against, any costs, expenses, or liability that University may incur in connection with the action.

(b)                                 University Right to Prosecute.  If Company fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for the action, or to answer a declaratory judgment action within a reasonable time after the action is filed, and continues not to initiate an infringement action within sixty (60) days after written notice from University that University intends to exercise its rights under this paragraph, or gives University written notice of its intent not to initiate an infringement action, University may prosecute the infringement or answer the declaratory judgment action under its sole control and at its sole expense, and any recovery obtained shall be given to University.  If University takes action under this Subsection 6.4(d), University shall keep Company reasonably informed of material actions taken by University pursuant to the infringement or declaratory action.

(c)                                  Cooperation.  Both parties shall cooperate fully in any action under this Section 6.4. which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any reasonable costs and expenses incurred by the cooperating party in connection with providing assistance.

7.                                      Confidential Information; Publications; Publicity.

7.1                               Confidential Information.

(a)                                 Designation.  The Disclosing Party shall mark Confidential Information that is disclosed in writing with a legend indicating its confidential status (such as, “Confidential” or “Proprietary”).  The Disclosing Party shall document Confidential Information that is disclosed orally or visually in a written notice and deliver the notice to the Receiving Party within thirty (30) days of the date of disclosure.  The notice shall summarize the Confidential Information that was disclosed and reference the time and place of disclosure.

(b)                                 Obligations.  For five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any

Confidential Information to its trustees or directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement; (ii) use Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.

(c)                                  Exceptions.  The obligations of the Receiving Party under Subsection 7.1(b) do not apply to the extent that the Receiving Party can demonstrate that Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was already known or independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.

(d)                                 Ownership and Return.  The Receiving Party acknowledges that the Disclosing Party (or a third party entrusting its own information to the Disclosing Party) owns the Confidential Information in the possession of the Receiving Party.  Upon expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

7.2                               Publicity Restrictions.  Company may not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of University.  The foregoing notwithstanding, Company may disclose that information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company provides University at least ten (10) days (or a shorter period in order to enable Company to make a timely announcement to fulfill applicable securities laws or other applicable law or regulation, while affording University the maximum feasible time to review the announcement) prior written notice of the proposed text for the purpose of giving University the opportunity to comment on the text.  Notwithstanding the foregoing, Company may, without the consent of University, make factual statements that Company has a license from University under one or more of the patents and/or patent applications comprising the Patent Rights

8.                                      Term and Termination.

8.1          Term.  This Agreement commences on the Effective Date and remains in effect until the expiration of the Royalty Term, unless earlier terminated in accordance with the provisions of this Agreement (the “Term”).

8.2          Voluntary Termination by Company.  Company may terminate this Agreement for any reason upon ninety (90) days’ prior written notice to University; provided, however, Company may not terminate this Agreement during the Royalty Term under this Section 8.2 unless Company has ceased marketing Licensed Products.

8.3          Termination for Default.  If either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice of the breach, the other party may terminate this Agreement immediately upon written notice to the party in breach.  Notwithstanding the preceding sentence, if the alleged breach involves nonpayment of any amounts due University under this Agreement, and Company fails to cure such breach within the applicable cure period as set forth in clause (i), (ii), or (iii) below, University may terminate this Agreement upon written notice to Company as follows:  (i) sixty (60) days following the first notice of breach involving nonpayment, (ii) thirty (30) days following the second notice of breach involving nonpayment, (iii) fifteen (15) days following the third notice of breach involving nonpayment, and (iv) immediately upon receipt of the fourth or subsequent notice of breach involving nonpayment.

8.4          Force Majeure.  Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, act of terrorism or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

8.5          Effect of Termination.  The following provisions survive the expiration or termination of this Agreement:  Articles 1 and 9; Sections 2.1 (solely in connection with Company’s right to complete and sell work-in-progress and inventory as set forth below in this Section 8.5), 3.3., 3.4, 3.6., 5.2. (obligation to provide final report and payment), 5.3., 5.4., 5.5., 5.6., 5.7., 5.8., 6.3 (solely with respect to Company’s obligation to reimburse University for all previously unreimbursed expenses incurred as of the Effective Date ), 7.1., 7.2., 8.5., and 10.9.  Upon the early termination of this Agreement, Company and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (a) Company is current in payment of all amounts due University under this Agreement, (b) Company pays University the applicable royalty and Sublicense Income on sales of Licensed Products in accordance with the terms of this Agreement, and (c) Company and its Affiliates and Sublicensees complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination.  Upon the expiration or termination of this Agreement, University may enter into a license agreement directly with each Sublicensee on terms that are reasonably negotiated directly with each Sublicensee.

9.                                      Dispute Resolution.

9.1          Procedures Mandatory.  The parties shall resolve any dispute arising out of or relating to this Agreement solely by means of the procedures set forth in this Article.  These procedures constitute legally binding obligations that are an essential provision of this Agreement.  If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

9.2          Dispute Resolution Procedures.

(a)           Negotiation.  In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of notice (the “Notice Date”).  Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

(b)           Mediation.  If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, and both parties shall engage in a mediation proceeding under the then current CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes.  Specific provisions of this Subsection 9.2(b) override inconsistent provisions of the CPR Model Procedure.  The parties shall select the mediator from the CPR Panels of Neutrals.  If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator.  The parties shall attempt to resolve the dispute through mediation until one of the following occurs:  (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred twenty (120) days after the Notice Date.

(c)           Trial Without Jury.  If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party may pursue any other remedies legally available to resolve the dispute.  However, the parties expressly waive the right to a jury trial in the legal proceeding under this Subsection 9.2(c).

9.3          Preservation of Rights Pending Resolution.

(a)           Performance to Continue.  Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.  However, a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(b)           Provisional Remedies.  Although the procedures specified in this Article are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c)           Statute of Limitations.  The parties agree that all applicable statutes of limitation and time-based defenses (such as, estoppel and laches) are tolled while the procedures set forth in Subsections 9.2.(a) and 9.2(b) are pending.  The parties shall take any actions necessary to effectuate this result.

10.                               Miscellaneous.

10.1        Representations and Warranties.  University represents that its employees and all known inventors of the Patent Rights have assigned to University their entire right, title, and interest in the Patent Rights, and that it has authority to grant the rights and licenses set forth in this Agreement, and that it has not granted any rights in the Patent Rights to any third party that is inconsistent with the grant of rights in this Agreement.  UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  Specifically, University makes no warranty or representation (a) regarding the validity or scope of the Patent Rights, (b) that the exploitation of the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of a third party, and (c) that any third party is not currently infringing or will not infringe the Patent Rights.

10.2        Compliance with Law and Policies.  Company agrees to comply with applicable law and the policies of University effective as of the Effective Date and made available to Company in the area of technology transfer and shall promptly notify University of any violation that Company knows or has reason to believe has occurred or is likely to occur.  The University policies currently in effect at the Worcester campus are the Intellectual Property Policy, Policy on Conflicts of Interest Relating to Intellectual Property and Commercial Ventures, and Policy on Faculty Consulting and Outside Activities.

10.3        Tax-Exempt Status.  Company acknowledges that University, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 1986, as amended.  Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds.  If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term is invalid and shall be modified in accordance with Section 10.11.

10.4        Counterparts.  This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together are one instrument.

10.5        Headings.  All headings are for convenience only and do not affect the meaning of any provision of this Agreement.

10.6        Binding Effect.  This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

10.7        Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed.  Notwithstanding the foregoing, this Agreement may be assigned by either party in connection with a merger, consolidation, sale of all of the equity interests of the party, or a sale of all or substantially all of the assets of the party to which this Agreement relates.

10.8        Amendment and Waiver.  The parties may only amend, supplement, or otherwise modify this Agreement through a written instrument signed by both parties.  The waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

10.9        Governing Law.  This Agreement is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.  The parties may only bring legal action that arises out of or in connection with this Agreement in the Massachusetts Superior Court in Suffolk County.

10.10      Notice.  Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to University:	If to Company:

Office of Technology Management	Voyager Therapeutics, Inc.
University of Massachusetts	29 Newbury St.
333 South Street, Suite 400
Shrewsbury, MA 01545	Boston, MA 02116

Attention: Executive Director	Attention: CEO

All notices under this Agreement are effective upon receipt.  A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section 10.10.

10.11      Severability.  If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.  If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9.  While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.

10.12      Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

THE PARTIES have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF MASSACHUSETTS		VOYAGER THERAPEUTICS, INC.

By:	/s/ James McNamara	By:	/s/ Mark Levin

Name:	James P. McNamara, Ph. D.	Name:	Mark Levin
Title:	Executive Director	Title:	Chief Executive Officer
Office of Technology Management
Date:	January 30, 2014	Date:	January 30, 2014

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT A

Patent Rights (as of Effective Date)

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